EXHIBIT 99.1
News Release
FOR IMMEDIATE RELEASE
CENTRUE FINANCIAL CORPORATION COMPLETES SALE OF $32.7
MILLION IN PREFERRED SHARES TO THE U.S. TREASURY AND
PARTICIPATES IN FDIC INSURANCE PROGRAM
ST. LOUIS, MO, January 12, 2009 – Centrue Financial Corporation (Nasdaq: TRUE), parent company of Centrue Bank, announced today that it has completed the sale of $32.7 million in preferred shares to the U.S. Department of the Treasury as part of the government’s Capital Purchase Program. In exchange for the aggregate consideration of $32.7 million, the Company issued 32,668 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series C, with a $1,000 per share liquidation preference, and a warrant to purchase up to 508,320 shares of the Company’s common stock at an exercise price of $9.64 per share.
The preferred securities issued by Centrue pay cumulative dividends of 5% a year for the first five years and 9% a year thereafter. After three years, Centrue may, at its option, redeem the preferred securities at their liquidation preference plus accrued and unpaid dividends. Both the preferred securities and the warrant will be accounted for as components of regulatory Tier 1 capital. The securities purchase agreement, between the Company and the Treasury, limits the payment of dividends on the Common Stock to the current quarterly cash dividend of $0.14 per share, limits the Company’s ability to repurchase its Common Stock, and subjects the Company to certain executive compensation limitations.
Commenting on the announcement, President & Chief Executive Officer Thomas A. Daiber stated, “We are pleased to participate in this government program which is designed to provide additional capital to healthy, well-managed financial institutions. In the spirit of the program, we look forward to continuing to support local economic expansion, to utilize this new capital to meet the credit needs of our communities and to continue Centrue’s growth.”
The Company’s total risk-based capital ratio as of September 30, 2008 was 11.7%, exceeding the minimum regulatory requirement of 10.0% to be considered “well capitalized.” As of September 30, 2008, the additional capital provided through Treasury’s $32.7 million investment in Centrue would have increased the Company’s total risk-based capital ratio to 14.3%. Daiber noted, “While we have historically exceeded the industry’s ‘well-capitalized’ standards, the Capital Purchase Program investment will even further strengthen our balance sheet and already solid capital ratios.”
The Company and its subsidiary, Centrue Bank, also announced that they will participate in the FDIC’s Transaction Account Guarantee Program. This program provides unlimited insurance coverage in addition to and separate from the $250,000 coverage available under the FDIC’s insurance rules for general deposits. Available to Centrue customers through December 31, 2009, the Program provides a full guarantee on all non-interest-bearing transaction accounts, and NOW accounts paying 0.50% or less on the entire balance of the account, regardless of dollar amount.
About the Company
Centrue Financial Corporation is a regional financial services company headquartered in St. Louis, Missouri and devotes special attention to personal service. The Company serves a market area which extends from the far western and southern suburbs of the Chicago metropolitan area across Central Illinois down to the metropolitan St. Louis area.
Further information about the Company is available at its website at: http://www.centrue.com.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as “believe,” “expect,” “intend,” “anticipate,” “estimate,” or “project” or similar expressions. The Company’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan or securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company’s market areas; the Company’s implementation of new technologies; the Company’s ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Contact:	Thomas A. Daiber	Kurt R. Stevenson
	President and	Senior Executive Vice President and
	Chief Executive Officer	Chief Financial Officer
	Centrue Financial Corporation	Centrue Financial Corporation
	tom.daiber@centrue.com	kurt.stevenson@centrue.com
###